EXHIBIT 4.1

DIRECTOR DESIGNATION AGREEMENT

THIS DIRECTOR DESIGNATION AGREEMENT (this “Agreement”) is made and entered into as of January 31, 2012, by and among GGC USS Holdings, LLC, a Delaware limited liability company (the “Stockholder”) and U.S. Silica Holdings, Inc., a Delaware corporation (the “Company”). Unless otherwise indicated herein, capitalized terms used herein are defined in Section 4 hereof.

WHEREAS, as of the date hereof, the Company will effectuate an initial public offering of shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), pursuant to a registration statement filed with the Securities and Exchange Commission (the “Initial Public Offering”); and

WHEREAS, the parties hereto desire to enter into this Agreement to set forth certain rights and obligations of the Stockholder with respect to the Company.

NOW, THEREFORE, the parties to this Agreement agree as follows:

1. Voting Agreement; Board Nomination Rights.

(a) From and after the date hereof and until the provisions of this Section 1 cease to be effective and subject to the terms and conditions of this Agreement, the Stockholder (or its indirect beneficial owners) shall have the right to nominate persons for election to the Board (each a “Nominee”) as follows:

(i) (x) prior to the earlier of (A) one year after the Stockholder’s Ownership Percentage becomes less than 50% or (B) the Stockholder’s Ownership Percentage becomes less than 35%, such number of individuals as are designated by the Stockholder, so long as the Company is able to comply with the requirement of Section 303A.01 of the New York Stock Exchange Listed Company Manual (the “Majority Independent Director Requirement”) or the Majority Independent Director Requirement does not apply to the Company or (y) after the earlier of (A) or (B) in clause (x) hereof, but while the Stockholder’s Ownership Percentage is at least 10%, such number of individuals in relative proportion to the Stockholder’s Ownership Percentage (rounded up), so long as the Company is able to comply with the Majority Independent Director Requirement or the Majority Independent Director Requirement does not apply to the Company; and

(ii) subject to the provisions of this Section 1, during such time as the Stockholder’s Ownership Percentage is at least 35%, the size (i.e., number of Board seats) shall not be more than seven (7) without the prior written approval of the Stockholder.

(b) The Company shall pay the reasonable out-of-pocket expenses incurred by each director in connection with attending the meetings of the Board and any committee thereof.

(c) Notwithstanding anything to the contrary contained herein, at such time as the Stockholder’s Ownership Percentage is less than 10%, the rights of the Stockholder under this Section 1 to nominate any Nominee shall terminate automatically and cease to have any further force or effect.

(d) At every meeting of the Board, or a committee thereof, for which directors are nominated to stand for election by stockholders of the Company, the Stockholder will have the right to select those persons to be nominated for election to the Board for each Retiring Director that was a prior Nominee of such Stockholder in accordance with this Section 1.

(e) If a vacancy occurs because of the death, disability, disqualification, resignation or removal of a Nominee (including by virtue of a removal of a Nominee at the discretion of the Stockholder), the Stockholder shall be entitled to nominate such person’s successors in accordance with this Agreement and the Board, subject to a determination of the Board in good faith, after consultation with outside legal counsel that such action would not constitute a breach of applicable law, shall fill the vacancy with such successor Nominee.

(f) If a Nominee is not nominated or elected to the Board because of the Nominee’s death, disability, disqualification, withdrawal as a nominee or for other reason is unavailable or unable to serve on the Board, the Stockholder who nominated such person shall be entitled to nominate promptly another Nominee and the director position for which such Nominee was nominated shall not be filled pending such nomination.

2. Company Obligations.

(a) The Company agrees to use its commercially reasonable efforts to assure that (i) each Nominee is included in the Board’s slate of nominees to the stockholders for each election of directors, and (ii) each Nominee is included in the proxy statement prepared by management of the Company in connection with soliciting proxies for every meeting of the stockholders of the Company called with respect to the election of members of the Board, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of the Company or the Board with respect to the election of members of the Board.

(b) Notwithstanding anything herein to the contrary, the Company shall not be obligated to cause to be nominated for election to the Board or recommend to the stockholders the election of any Nominee (i) who fails to submit to the Company on a timely basis such questionnaires as the Company may reasonably require of its directors generally and such other information as the Company may reasonably request in connection with the preparation of its filings under the Securities Laws, or (ii) the Board or the Compensation and Governance Committee (and any successor thereto performing the nominating and governance committee functions of the Board) determines in good faith, after consultation with outside legal counsel, that such action would constitute a breach of applicable law; provided, however, that upon the occurrence of either (i) or (ii) above, the Company shall promptly notify the applicable Stockholder of the occurrence of such event and permit the applicable Stockholder to provide an alternate Nominee sufficiently in advance of any Board action, meeting of the stockholders called or written action of stockholders with respect to such election of Nominees and the Company shall use commercially reasonable efforts to perform its obligations under Section 2(a) with respect to such alternate Nominee (provided that if the Company provides at least 45 days advance notice of the occurrence of any such event such alternative Nominee must be designated by the applicable Stockholder not less than 30 days in advance of any Board action, notice of meeting of the stockholders or written action of stockholders with respect to such election of

Nominees). The Company shall use commercially reasonable efforts to perform its obligations under Section 2(a) with respect to such alternate Nominee, provided that in no event shall the Company be obligated to postpone, reschedule or delay any scheduled meeting of the stockholders with respect to such election of Nominees.

(c) At any time a vacancy occurs because of the death, disability, resignation or removal of a Nominee, then the Board, or any committee thereof, shall not fill such vacancy until the earliest to occur of (i) such Stockholder has nominated a successor Nominee and the Board has filled the vacancy and appointed such successor Nominee, (ii) such Stockholder fails to nominate a successor Nominee within 30 Business Days after receiving notification of the vacancy from the Company, and (iii) such Stockholder has specifically waived its right under this Section 2(c).

(d) At any time that any Stockholder shall have any nomination rights under Section 1, the Company shall not take any action, including making or recommending any amendment to the Certificate of Incorporation or the Company’s bylaws, (i) to reduce the size of the Board if such decrease would cause the Company to fail to satisfy the Majority Independent Director Requirement without the resignation of a Nominee or (ii) that otherwise could reasonably be expected to adversely affect the Stockholder’s rights under this Agreement, in each case without the prior written consent of the Stockholder.

3. Definitions.

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to vote a majority of the securities having voting power for the election of directors (or other Persons acting in similar capacities) of such Person or otherwise to direct or cause the direction of the management and policies of such Person through the ownership of voting securities, by contract or otherwise. For purposes of this Agreement, no Stockholder shall by reason of this Agreement be deemed to be an Affiliate of any other Stockholder or of the Company.

“Board” means the board of directors of the Company.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Certificate of Incorporation” means the Company’s Certificate of Incorporation as the same may be amended from time to time.

“Nominating Committee” means the Compensation and Governance Committee of the Board.

“Person” means an individual, corporation, partnership, association, trust, limited liability company, joint venture, unincorporated organization or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Retiring Director” means any director whose term expires at the next annual meeting of the stockholders of the Company pursuant to the terms of the Company’s Certificate of Incorporation.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the Securities Act and the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder.

“Stockholder’s Ownership Percentage” means, at any time, the fraction (expressed as a percentage) that results from dividing (i) the number of shares of Common Stock owned by the Stockholder and its Affiliates at such time by (ii) the number of shares of Common Stock issued and outstanding at such time.

“Subsidiary” means, at any time, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time owned or controlled directly or indirectly by such Person.

“Transfer” means, with respect to any Common Stock, to sell, assign, dispose of, exchange, or otherwise directly transfer such Common Stock or agree or commit to do any of the foregoing, except for any Transfers to an Affiliate not otherwise prohibited hereby.

4. Amendment and Waiver. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

5. Benefit of Parties. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as otherwise expressly provided herein, nothing herein contained shall confer or is intended to confer on any third party or entity that is not a party to this Agreement any rights under this Agreement.

6. Headings. Headings are for ease of reference only and shall not form a part of this Agreement.

7. Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of Delaware without giving effect to the principles of conflicts of laws thereof.

8. Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement may be brought against any of the parties in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereby consents to the exclusive jurisdiction of such court

(and of the appropriate appellate courts) in any such suit, action or proceeding and waives any objection to venue laid therein. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, the parties agree that service of process upon such party at the address referred to in Section 15, together with written notice of such service to such party, shall be deemed effective service of process upon such party.

9. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

10. Entire Agreement. This Agreement (including the Schedules constituting a part of this Agreement) and any other writing signed by authorized representatives of each of the parties after the date hereof that specifically references this Agreement, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral between the parties with respect to the subject matter hereof.

11. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original. This Agreement shall become effective when each party shall have received a counterpart hereof signed by each of the other parties. An executed copy or counterpart hereof delivered by facsimile shall be deemed an original instrument.

12. Severability. If any provision of this Agreement or the application thereof to any Person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

13. Further Assurances. The Stockholders shall execute and deliver such further instruments and do such further acts and things as may be required to carry out the intent and purpose of this Agreement.

14. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal or state court located in the State of Delaware, in addition to any other remedy to which they are entitled at law or in equity.

15. Notices. All notices, requests and other communications to any party or to the Company shall be in writing (including telecopy or similar writing) and shall be given,

If to the Company:

U.S. Silica Holdings, Inc.

8490 Progress Drive, Suite 300

Frederick, MD 21701

Attention: Chief Executive Officer

Facsimile: (301) 682-0690

With a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

555 California Street, #2700

San Francisco, CA 94104

Attention: Stephen D. Oetgen

Facsimile: (415) 439-1500

and

U.S. Silica Holdings, Inc.

8490 Progress Drive, Suite 300

Frederick, MD 21701

Attention: General Counsel

Facsimile: (301) 682-0690

If to the Stockholder:

c/o Golden Gate Private Equity, Inc.

One Embarcadero Center, 39th Floor

San Francisco, CA 94111

Attention: Prescott Ashe

Facsimile: (415) 983-2701

With a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

555 California Street, #2700

San Francisco, CA 94104

Attention: Stephen D. Oetgen

Facsimile: (415) 439-1500

or to such other address or telecopier number as such party or the Company may hereafter specify for the purpose by notice to the other parties and the Company. Each such notice, request or other communication shall be effective when delivered at the address specified in this Section 15 during regular business hours.

16. Distributions. In the event the Stockholder distributes any Common Stock to any of the direct or indirect members or partners of the Stockholder (each such person receiving Common Stock thereby, a “Qualified Third-Party Beneficiary”), the Stockholder may, in its sole and absolute discretion, elect to assign to such Qualified Third-Party Beneficiary, in whole or in part, its rights hereunder with respect to the Stockholder distributed to such Qualified Third-Party Beneficiary. In such event, with respect to the Common Stock distributed to such Qualified Third-Party Beneficiary, such Qualified Third-Party Beneficiary shall succeed to all of the rights and obligations of the Stockholder under this Agreement.

17. Enforcement. The parties hereto covenant and agree that the disinterested members of the Board or the disinterested members of any Board committee so designated by the Board have the right to enforce, waive or take any other action with respect to this Agreement, the Termination Agreement between the Company and GGC Administration, LLC and the Registration Agreement among the Company and certain of its stockholders.

* * * * *

IN WITNESS WHEREOF, the parties hereto have executed this Stockholders Agreement on the day and year first above-written.

U.S. SILICA HOLDINGS, INC.

By:	/s/ Bryan A. Shinn
Name: Bryan A. Shinn
Title: Chief Executive Officer

GGC USS HOLDINGS, LLC

By:	/s/ Rajeev Amara
Name: Rajeev Amara
Title: Vice President